SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [X ] Preliminary Proxy Statement
   [  ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
   [  ] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                            OSHKOSH TRUCK CORPORATION
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X ] No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                            OSHKOSH TRUCK CORPORATION
                               2307 Oregon Street
                                  P.O. Box 2566
                            Oshkosh, Wisconsin 54903
                                 (414) 235-9151


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 3, 1997


   To the Shareholders of OSHKOSH TRUCK CORPORATION:

   Notice is hereby given that the Annual Meeting of Shareholders of Oshkosh Truck Corporation, a Wisconsin corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903, will be held on Monday, February 3, 1997, at 10:00 o'clock in the forenoon at the Experimental Aircraft Association Museum, Hwy 41 and 44, Oshkosh, Wisconsin, for the following purposes:

   (1) To elect directors for terms of one year expiring at the Annual Meeting to be held in 1998;
   (2) To amend and restate the Restated Articles of Incorporation of the company, as amended; and
   (3) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

   Only shareholders of record at the close of business on December 18, 1996, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

   A copy of the Annual Report of the company for the fiscal year ended September 28, 1996, and a Proxy Statement accompany this Notice.

   If you will be unable to be present in person at the meeting and desire your stock to be voted, you are requested to complete, sign and return promptly the (green) proxy card for Class A Common Stock and/or the (blue) proxy card for Class B Common Stock in the enclosed stamped, self-addressed return envelope.

                                      By order of the Board of Directors,



                                      TIMOTHY M. DEMPSEY, Secretary
                                      OSHKOSH TRUCK CORPORATION
   Oshkosh, Wisconsin
   December 30, 1996

                            OSHKOSH TRUCK CORPORATION

               Proxy Statement for Annual Meeting of Shareholders
                         To be Held on February 7, 1996

   This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903 (the "company"), to be used at the Annual Meeting of Shareholders of the company to be held on Monday, February 3, 1997, at 10:00 o'clock in the forenoon at the Experimental Aircraft Association Museum, Hwy 41 and 44, Oshkosh, Wisconsin, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

   Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the meeting and to vote in person. Presence at the meeting of a shareholder who has signed a proxy does not in itself revoke the proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Board of Directors in writing or in open meeting. Unless so revoked, the shares represented by proxies received by the Board of Directors will be voted at the meeting or any adjournments thereof. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

   Only holders of shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), and Class B Common Stock, $.01 par value (the "Class B Common Stock"), on December 18, 1996, are entitled to vote at the Annual Meeting. On that date, the company had outstanding and entitled to vote 407,116 shares of Class A Common Stock and 8,239,856 shares of Class B Common Stock.

   There are separate proxy cards for the Class A Common Stock (green) and the Class B Common Stock (blue). Enclosed for holders of shares of only one class of Common Stock is the appropriate proxy card. Enclosed for holders of both classes of Common Stock are both proxy cards; each proxy card must be completed, signed and returned for shares of each class to be represented at the meeting.

                              ELECTION OF DIRECTORS

   Effective December 4, 1996, Mr. James L. Hebe resigned as a Class B director. As a result, the Board of Directors of the company currently consists of seven members, each of whom is elected each year to serve for a term of one year and until his successor is elected. Under the company's Restated Articles of Incorporation, as amended, holders of shares of Class B Common Stock have the right to elect as a class 25% of the entire Board of Directors of the company. At the Annual Meeting, seven directors will be elected; holders of shares of Class A Common Stock will elect five directors, and holders of shares of Class B Common Stock will elect two directors. Unless otherwise revoked, proxies received by the Board of Directors with authority to vote in the election of directors will be voted at the Annual Meeting for the election for one-year terms of each of the nominees listed on the following page. Because directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), any shares not voted, whether due to abstentions or broker nonvotes, have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

   In the event that any of the nominees should fail to stand for election, the persons named in the form of proxy intend to vote for substitute nominees.

   Certain information as of November 20, 1996, with respect to each nominee is set forth below.

   NOMINEES FOR HOLDERS OF CLASS A  SHARES

        Name                Age  Office, if any, Held in Company

   R. Eugene Goodson        61   Chairman of the Board and Chief Executive
                                   Officer
   Stephen P. Mosling       50
   J. Peter Mosling, Jr.    52
   J. William Andersen      58
   Robert G. Bohn           43   President and Chief Operating Officer

   NOMINEES FOR HOLDERS OF CLASS B SHARES

        Name                Age  Office, if any, Held in Company

   Daniel T. Carroll        70
   Michael W. Grebe         56

   R. EUGENE GOODSON   Mr. Goodson joined the company in 1990 in his present
   position. Prior thereto, Mr. Goodson served as Group Vice President and General Manager of the Automotive Systems Group of Johnson Controls, Inc., a supplier of automated building controls, automotive seating, batteries and plastic packaging, which position he held since 1985. Mr. Goodson is also a director of Donnelly Corporation.

   STEPHEN P. MOSLING   Mr. Mosling has served as a Director of  the company
   since 1976, having joined the company in 1971. He had served in various senior executive capacities since joining the company through his retirement in 1994.

   J. PETER MOSLING, JR.   Mr. Mosling has served as a Director of  the
   company since 1976 having joined the company in 1969. He had served in various senior executive capacities since joining the company through his retirement in 1994.

   J. WILLIAM ANDERSEN   Mr. Andersen has served as a Director of  the
   company since 1976 and had been the Executive Director of Development, University of Wisconsin-Oshkosh from 1980 through his retirement in 1994.

   DANIEL T. CARROLL   Mr. Carroll has served as Director of the company
   since 1991. He is Chairman and President of The Carroll Group, Inc., a management consulting firm. Mr. Carroll is also a director of Wolverine World Wide, Incorporated; Comshare, Inc.; Aon Corp.; Diebold Incorporated; A.M. Castle & Company; American Woodmark Corporation; Woodhead Industries, Inc; Holmes Protection Group, Inc., and Recombinant BioCatalysis, Inc.

   MICHAEL W. GREBE   Mr. Grebe has served as a Director of  the company
   since 1990. He has been a partner in the law firm of Foley & Lardner in Milwaukee since 1977. The company retained Mr. Grebe's firm for legal services in 1996 and will similarly do so in 1997.

   ROBERT G. BOHN - Mr. Bohn joined the company in 1992 as Vice President-Operations. He was appointed President and Chief Operating Officer in 1994. Prior to joining the company, Mr. Bohn was Director-European Operations for Johnson Controls. He worked for Johnson Controls from 1984 until 1992. He was elected a director of the company in June 1995.

   Stephen P. Mosling and J. Peter Mosling, Jr. are brothers. Other than as noted, none of the company's Directors or executive officers has any family relationship with any other Director or executive officer.

                          SHAREHOLDINGS OF NOMINEES AND
                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of each class of the company's Common Stock by each nominee, each other director, each person known by the company to own beneficially more than 5% of either class of the company's Common Stock, executive officers named in the summary compensation table and all Directors and executive officers as a group as of November 20, 1996. Except as indicated, persons listed have sole voting and investment power over the shares beneficially owned.

                                                        Class A                            Class B
                                                             Percent of                          Percent of
                                               Shares            Class          Shares              Class

    J. Peter Mosling, Jr. (1)(2)(3)            226,508          55.4%            250,451            3.0%

       P.O. Box 2566, Oshkosh, WI 54903

    Stephen P. Mosling (1)(2)(3)(4)            156,458          38.3%            375,611            4.6%

       P.O. Box 2566, Oshkosh, WI 54903

    Cadence Company (1)                        106,695          26.1%             39,242              *

       C/O J. Peter Mosling, Jr.

       P.O. Box 3146, Oshkosh, WI 54903

    J. William Andersen (3)(5)                   1,890            *                1,000              *

    Robert G. Bohn (3)                               0            *               40,167              *

    Daniel T. Carroll (3)                            0            *                1,000              *

    Timothy M. Dempsey (3)(6)                    1,980            *               41,121              *

    R. Eugene Goodson (2)(3)(7)                    270            *              190,761            2.3 %

    Michael W. Grebe (3)                             0            *                1,000              *

    James L. Hebe                                    0                                 0

    Paul C. Hollowell (3)                            0            *               29,505              *

    Matthew J. Zolnowski (3)                         0            *               21,065              *

    All Directors and executive                337,343          82.5%          1,084,370           13.16%
       officers as a group (11
       persons)(3)


   ________________________
   *The amount shown is less than 1% of the outstanding shares of such class.

   (1) Cadence Company is a partnership, of which Stephen P. Mosling, J.
   Peter Mosling Jr. and a trust of which Stephen P. Mosling is trustee each are one-sixth partners. Amounts shown for Stephen P. Mosling reflect beneficial ownership of one-third of the amounts set forth for Cadence
   Company. As managing partner of  Cadence Company,  J. Peter Mosling, Jr.
   has voting and dispositive power and is a beneficial owner of all shares owned by the partnership; amounts shown for J. Peter Mosling, Jr. include
   106,695 shares of Class A Common Stock and 39,242 shares of Class B Common
   Stock owned beneficially through Cadence Company.

   (2) J. Peter Mosling, Jr., Stephen P. Mosling and Mr. Goodson are parties to three agreements relating to Class A Common Stock. The first agreement allows Mr. Goodson to acquire up to one-third of the total Class A Common
   Stock held individually by the Moslings by exchanging Class B Common Stock with them on a share-for-share basis. If Mr. Goodson desires to sell Class
   A Common Stock so acquired, if he leaves the company or upon his death, he is obligated to return such Class A Common Stock by similar exchange.
   Under the second agreement, Messrs. Mosling each have agreed with Freightliner Corporation that, during the term of the Strategic Alliance
   Agreement between Oshkosh Truck Corporation and Freightliner Corporation, which began on June 2, 1995, and has an initial term of five years, they will not sell or similarly dispose of any Class A Common Stock except by exchange with the company for an equal number of shares of Class B Common
   Stock.  Should Mr. Goodson acquire Class A Common Stock from either Mr.
   Mosling, such stock shall be subject to the restrictions of this agreement with Freightliner Corporation. Under the third agreement, Messrs. Mosling each have agreed with the Company that, in the event of their deaths or earlier incapacities, together their shares of Class A Common Stock then will be exchanged for a like number of Class B Common Stock.

   (3) Amounts shown include 250,451 shares of Class B Common Stock for J.
   Peter Mosling, Jr., 375,611 shares of Class B Common Stock for Stephen P.
   Mosling, 190,761 shares of Class B Common Stock for R. Eugene Goodson,
   41,121 shares of Class B Common Stock for Robert G. Bohn, 29,505 shares of
   Class B Common Stock for Paul C. Hollowell, 21,065 shares of Class B
   Common Stock for Matthew J. Zolnowski, 30,108 shares of Class B Common
   Stock for Timothy M. Dempsey, 1000 shares each of Class B Common Stock for
   J. William Andersen, Daniel T. Carroll, and Michael W. Grebe, and 240,834 shares of Class B Common Stock for Directors and executive officers as a group represented by stock options exercisable within 60 days of November
   20, 1996.

   (4) Amounts shown include 102,912 shares of Class B Common Stock held by
   Stephen P. Mosling as trustee under a trust.

   (5) Amounts shown do not include 90 shares of Class A Common Stock owned by Dulce W. Andersen, Mr. Andersen's wife, as to which he disclaims beneficial ownership.

   (6) Amounts shown include 1,125 shares of Class B Common Stock held by
   Linda D. Dempsey, Mr. Dempsey's wife, as Wisconsin Marital Property and
   10,555 shares of Class B Common Stock held by Mr. Dempsey as trustee of trusts for unrelated parties.

   (7) Amounts shown include 34,400 shares of Class B Common Stock held jointly by Mr. Goodson and Susan E. Goodson, his wife, as to which they share voting and investment power. Amounts shown include 200 shares of Class B Common Stock owned by Mrs. Goodson as Wisconsin Marital Property.


                             EXECUTIVE COMPENSATION

   Summary Compensation Information

   The following table sets forth certain information concerning compensation paid, or accrued, for the last three fiscal years to the Chief Executive Officer of the company and each of its four other most highly compensated executive officers in fiscal 1996. The persons named in the table are sometimes referred to in this proxy statement as the "named executive officers."

                                                SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION


                                                                                      Long-Term
                                                                   Other Annual     Compensation         All Other
                                             Salary      Bonus    Compensation         Awards         Compensation
  Name and Principal Position     Year         ($)       ($)(1)         ($)         Stock Options(#)      ($)(2)

    R. Eugene Goodson             1996      400,000             0           0             27,000              2,356
      Chairman and                1995      390,000             0           0             27,000             32,097
      Chief Executive             1994      345,000       195,000           0             56,000              2,249
      Officer, Director

    Robert G. Bohn                1996      245,000             0           0             16,000              2,442
      President and               1995      225,000       120,000      23,372             16,000             34,893
      Chief Operating             1994      185,423        95,000      20,278             41,000             42,341
      Officer, Director

    Paul C. Hollowell             1996      184,080             0           0             10,000              1,614
      Executive Vice              1995      177,000             0           0             10,000              1,631
      President and President,    1994      161,308        73,500           0             25,000              1,613
      Oshkosh International

    Timothy M. Dempsey(1)         1996      168,350        44,192           0              7,000                  0
      Vice President,
      Secretary and General
      Counsel

    Matthew J. Zolnowski          1996      140,450             0           0              7,000              1,097
      Vice President-             1995      132,500             0      10,801              7,000             19,461
      Administration              1994      118,965        54,300      12,581             19,000             19,400

   ____________________

   (1) Amount for Mr. Dempsey for 1996 consists of a contractual bonus.  Mr.
   Dempsey joined the Company on October 1, 1995. He also is a partner in the law firm of Dempsey, Magnusen, Williamson & Lampe. Had Mr. Dempsey not devoted a part of his time to matters of his law firm, his salary for fiscal year 1996 would have been $218,000 and a contractual bonus would have been paid in the sum of $57,225.

   (2) For all named executive officers the amounts reflected consist solely of company matching contributions under the Oshkosh Truck Corporation Tax
   Deferred Investment Plan, which is a savings plan under Section 401(k) of the Internal Revenue Code.



   Stock Options

   The company has in effect the Oshkosh Truck Corporation 1990 Incentive Stock Plan (the "1990 Plan"), pursuant to which options to purchase shares of Class B Common Stock may be granted to key employees of the company. The following table presents certain information as to grants of stock options made during fiscal 1996 to the named executive officers.

                                       OPTION GRANTS IN 1996 FISCAL YEAR

                                                                                    Potential Realizable
                                                                                   Value at Assumed Annual
                                                                                    Rates of Stock Price
                                                                                    Appreciation for Ten-
                                  Individual Grants                                  Year Grant Term (2)

                                          Percent of
                                        Total Options
                            Options       Granted to    Exercise or                  At 5%        At 10%
                            Granted      Employees in    Base Price   Expiration     Annual       Annual
    Name                     (#)(1)      Fiscal Year     ($/Share)       Date     Growth Rate  Growth Rate

    R. Eugene Goodson          27,000      21.11%          14.00       10/24/05        237,721      609,917
    Robert G.  Bohn            16,000      12.50%          14.00       10/24/05        140,872      361,433
    Paul C. Hollowell          10,000       7.81%          14.00       10/24/05         88,045      255,896
    Timothy M. Dempsey          7,000       5.47%          14.00       10/24/05         61,631      158,126
    Matthew J. Zolnowski        7,000       5.47%          14.00       10/24/05         61,631      158,126

   __________________

   (1) The options reflected in the table (which are non-qualified options for purposes of the Internal Revenue Code) vest ratably over the three-year period from the date of grant.

   (2) This presentation is intended to disclose the potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation.
   The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect the price of the Common Stock.



   The following table sets forth information regarding stock options exercised in 1996 by named executive officers and the fiscal year-end value of unexercised options held by such officers:


                                 Aggregated Option Exercises in Last Fiscal Year
                                        and Fiscal Year-End Option Values

                                                        Number of Unexercised        Value of Unexercised
                                                         Options at Fiscal            Options at Fiscal
                              Shares       Value            Year-End (#)                 Year-End (1)
                            AcquiredOn    Realized
                           Exercise (#)     ($)        Exercisable    Unexercisable  Exercisable  Unexercisable

    R. Eugene Goodson           -            -             88,833          6,667     $116,749         $21,501
    Robert G. Bohn              -            -             37,167         24,333     $ 39,001         $17,624
    Paul C. Hollowell           -            -             27,250         15,000      $32,594         $10,625
    Timothy M. Dempsey                                      3,333          5,667    $   1,417       $     708
    Matthew J. Zolnowski        -            -             20,917         11,000     $ 20,500         $ 8,375

   ___________________

   (1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.

   Long-Term Incentive Compensation Plan Awards in Fiscal 1996 (1)

                                                 Performance Period
                                                 Until Maturation or
               Name            Number of Units         Payout                  Estimated Future Payout

                                                                       Threshold (#)  Target (#)   Maximum (#)

    R. Eugene Goodson                        0                                     0            0            0

    Robert G. Bohn                           0                                     0            0            0
                                                From October 1, 1996
    Paul C. Hollowell                        0    through the 1998                 0            0            0
                                                 Fiscal Year for all
    Timothy M. Dempsey (1)               7,000       1996 Awards               3,500        7,000       10,500

    Matthew J. Zolnowski                     0                                     0            0            0

   __________________

   (1) The Long-Term Incentive Compensation Plan was terminated by the Board of Directors on September 26, 1996. All awards have been conveyed back to the company and canceled.

   The foregoing table shows each award of performance share units made to any named executive officer during the 1996 fiscal year under the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan ("LTICP"). As indicated, the LTICP was terminated and all awards have been conveyed back to the company and canceled.

   Payouts under such awards were tied to the company's average return on shareholders' equity over the applicable performance period. The Compensation Committee had established threshold, target and maximum return on equity objectives for each performance period. If the company's average level of return on equity were (1) below threshold performance as set by the Compensation Committee, no award would have been earned; (2) equal to threshold performance, half of the awarded units would have been earned; (3) equal to target performance, 100% of the awarded units would have been earned; and (4) equal to or greater than maximum performance, 150% of the awarded units would have been earned. If the company's performance had fallen between two of the three performance goals, then the applicable percentage would have been determined by the linear interpolation between the applicable points. At the time of payment, each unit would have had a value equal to the value of one share of Class B Common Stock.

   If an officer's employment were terminated during the performance period for any reason other than death, disability or retirement, then an award generally would have been canceled in the absence of action to the contrary by the Compensation Committee. In the event of a change of control involving the company during a performance period, each officer was entitled to receive payment in respect of the target number of units under an award.

   Pension Plan Benefit

   The following table shows at different levels of compensation and years of credited service the estimated annual benefits payable as a straight life annuity to a covered participant, assuming retirement at age 65, under the Oshkosh Truck Corporation Retirement Plan (the "Pension Plan") as presently in effect.


       Average Annual                       Annual Retirement Benefits for
       Compensation in                       Employees Retiring at Age 65
    Highest 5 Consecutive                          Years of Service
       Calendar Years
      Completed Before
         Retirement           5         10         15          20         25          30+

          $100,000           $8,333    $16,667    $25,000     $33,333    $41,667     $50,000
           110,000            9,167     18,333     27,500      36,667     45,833      55,000
           120,000           10,000     20,000     30,000      40,000     50,000      60,000
           130,000           10,833     21,667     32,500      43,333     54,167      65,000
           140,000           11,667     23,333     35,000      46,667     58,333      70,000
           150,000+          12,500     25,000     37,500      50,000     62,500      75,000

   _________________

   Note: (1) The annual benefits shown in the table are based on final average compensation listed in the appropriate compensation row and years of service listed in the appropriate column. The amounts shown here are subject to a reduction equal to 45% of the Primary Social Security Benefit payable at age 65 reduced by 1/30th for each year of service less than 30.

   (2) As of March 1, 1994, for this plan, IRS regulations lowered the amount of compensation allowed to be includable in benefit calculations from $235,840 to $150,000. Accrued benefits calculated as of February 28, 1994, at the higher limit have been grandfathered.


   Under the Pension Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of primary social security, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum of $150,000 per calendar year) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. An employee who has reached the age of 55 with a minimum of 5 years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The spouse of an employee who would have been eligible for early retirement at death, and married at least one year, is entitled to a monthly benefit equivalent to 50% of the amount of the actuarially equivalent joint and survivor annuity which would have been payable to a participant as of the participant's normal retirement age.

   Compensation covered by the Pension Plan for named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum. As of September 28, 1996, years of participating service under the pension plan were 6.5 years for Mr. Goodson, 4.5 years for Mr. Bohn, 7.5 years for Mr. Hollowell, 4.7 years for Mr. Zolnowski, and 1 year for Mr. Dempsey.

   Agreements with Named Executive Officers

   Except as described below, the company does not have employment agreements with the named executive officers.

   The company entered into an employment agreement with Mr. Goodson in connection with his joining the company on April 16, 1990, and the parties entered into a new agreement on April 16, 1992, which generally supersedes the original agreement. Under the new agreement, the company will employ Mr. Goodson as Chairman, Chief Executive Officer and a Director of the company. The agreement currently expires September 30, 1997. Mr. Goodson receives an annual base salary of not less than $345,000. He is entitled to participate in the company's bonus program for executive officers during the term of the new employment agreement. The new agreement also provides that, following the termination of his employment with the company, Mr. Goodson would receive a supplemental retirement benefit intended to compensate him for the reduction of his pension plan and retirement benefits as a result of his resignation from his previous employer and employment by the company. Further, if Mr. Goodson retires on or after age 62, but prior to age 65, he will be entitled to receive continued health and medical benefits until age 65. Finally, if Mr. Goodson's employment with the company is terminated during the term of the new agreement in connection with a material breach by the company of the new agreement, then the company is obligated to continue paying Mr. Goodson's salary and fringe benefits for the remainder of the term, as provided in the agreement.

   The company entered into an employment agreement with Mr. Hollowell on August 31, 1995, under which the company will employ him as Executive Vice President of the company. The agreement initially expires initially on September 30, 1997. Mr. Hollowell receives an annual base salary of not less than $170,000, and participates in the company's bonus program for executive officers. If Mr. Hollowell's employment with the company is terminated during the term of this agreement in connection with a material breach of the agreement by the company, then the company is obligated to continue paying his salary and fringe benefits for the remainder of the term, as provided in the agreement.

   The company has agreements with Messrs. Goodson, Bohn, Dempsey, Hollowell and Zolnowski which provide that each executive is entitled to benefits if, after a change in control (as defined) of the company, his employment is ended through (i) termination by the company, other than by reason of death or disability or for cause (as defined), or (ii) termination by him following the first anniversary of the change in control or due to a breach of the agreement by the company or a significant adverse change in his responsibilities. The benefits provided are: (a) a cash termination payment of up to three times the sum of the executive's annual salary and his highest annual bonus during the three years before the termination and
   (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination for a period which generally will end two years after such change in control. The agreement provides that if any portion of the benefits under the agreement or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), benefits are reduced so that the executive is entitled to receive $1 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code, or which the company may pay without loss of deduction under the Code.

   Certain Agreements

   In connection with their retirement as employees of the company effective February 11, 1994, the company entered into special retirement arrangements with Stephen P. Mosling and J. Peter Mosling, Jr., who continue to serve as Directors of the company. Those arrangements included
   (i) supplemental retirement payments of $70,000 per calendar year from February 11, 1994, until age 55 (on February 11, Mr. S. P. Mosling was 50, and Mr. J. P. Mosling, Jr. was 52); (ii) supplemental retirement payments after age 55 in an amount equal to $25,000 per calendar year; and (iii) entitlement, at the company's expense and until age 65, to the standard medical and life insurance coverage that the company offers to salaried employees.

                      REPORT OF THE COMPENSATION COMMITTEE

   Responsibility for executive officer compensation is vested in the Board of Directors and its Compensation Committee. The Compensation Committee meets as necessary to review with the Chairman and Chief Executive Officer the performance of other executive officers of the company, and without him in evaluation of his performance. The Compensation Committee recommends executive officer compensation to the Board of Directors, which acts upon such recommendations after review and discussion. The Compensation Committee is also responsible for establishing and administering the policies that govern the award of incentives. In fiscal 1996, the Board of Directors did not modify or reject in any material way the Compensation Committee's recommendations.

   The practice of the company with respect to executive officer compensation is to place a significant part of total compensation at risk and related to the financial performance of the company. During 1995, the Compensation Committee further focused the risk component of executive officer compensation on increased motivation and diligence during the next two years when the executive officers are charged with continuing to manage the businesses of the company through significant market changes and the uncertainties which result from a sharp reduction in defense expenditures, and during which period there was planned the implementation of the Strategic Alliance with Freightliner Corporation. At the conclusion of 1996, the Compensation Committee took the further action of basing the risk component of executive officer compensation entirely upon the value of shares of the Class B Common Stock of the company by providing that the after-income tax amount of bonuses will be payable in restricted shares of such stock. The restrictions against transfer as to such shares will lapse ratably over three years following the dates of such awards.

   The company's executive officer compensation historically has been comprised of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. In order to attract, retain and provide incentives to valued executives, the Compensation Committee has established base salary ranges at competitive levels and has set incentive opportunities in conformity to competitive practices. To gauge competitive practice, the Compensation Committee has considered the experience of the company in the last four years in recruiting new senior level executives, and has sought the advice of Towers Perrin, an executive compensation consulting firm that advised the Compensation Committee extensively in 1994, and again in 1996.

   For purposes of determining competitive levels, the Compensation Committee focused primarily upon data reflecting compensation paid to executives with similar responsibilities at industrial companies of a similar revenue size. The Compensation Committee believes that the company's competitors for executive talent include significantly more companies than those peer group companies for which stock performance is reflected in the performance graph set forth elsewhere in this Proxy Statement. Further, the company often has recruited executives from automotive component manufacturers, none of whom is a member of the peer group index used for the performance graph. Finally, the company has had a number of recent occasions to evaluate competitive compensation issues in hiring and retaining executive officers and other highly paid managers.

   Base Salary

   The company has established base salary ranges that are based on competitive data and has granted salary increases based upon a combination of the performance of the executive officer, that part of the business of the company for which the officer is responsible, and company performance
   and profitability.   In considering such executive officer performance,
   the Compensation Committee takes into consideration the fact that the company has commercial lines of business in which financial success and market share are most directly affected by price and service competition, which contrast with the defense business which is more directly affected by performance requirements of a major customer. The performance of the Chairman and CEO is evaluated on the basis of achievement of his goals and objectives, which are established annually by the Compensation Committee and which include the profitability and performance of the company as a whole.

   Annual Incentive Awards

   The company maintains an Incentive Compensation Plan ("ICP") that is designed to reward achievement of business objectives determined by the Compensation Committee and approved by the Board of Directors. Awards are considered for those executives who the Compensation Committee determines can have a significant impact upon company performance. To ensure compliance with this objective, the Compensation Committee consulted extensively with Towers Perrin, as indicated, to verify that the annual incentive practices of the company do indeed provide appropriately competitive incentive compensation opportunities.

   At the beginning of each year, the Chairman and Chief Executive Officer in consultation with the Compensation Committee establishes company and individual executive officer performance objectives. The Compensation Committee authorizes a two-component fund for incentive compensation. The first, which was $150,000 in 1996, is used by Mr. Goodson to recognize unanticipated but significant individual contributions by company employees during the year. The Compensation Committee is timely advised by Mr. Goodson of the reasons for and amounts of all awards. No awards were made from this pool during the year to any executive officers.

   The second component of the fund is a percentage of base salary for executive officers and other highly compensated employees. For executive officers, this percentage ranges in 1997 from 45% of base salary to a high, for Mr. Goodson, of 100%. This component is intended to compensate executive officers to the full extent of potential annual incentive compensation as and when the company realizes the full extent of its intended operating results. Bonus payments for 1996 commenced under this component of the ICP if the company achieved 75% of its targeted profits. At 100% of targeted profits, 100% of the bonus potential was payable. The over-all operations of the company did not achieve targeted objectives. As a result, the company has paid no executive officer bonuses from this
   component of the fund for 1996.   Executive officer bonuses payable from
   this component of the fund for 1997 will be paid, after applicable income tax effects, entirely in restricted shares of Class B Common Stock of the company. The restrictions apply to transferability of the shares, and will lapse ratably over three years following the dates of such awards.

   Long-Term Incentive Compensation

   In 1990, the shareholders approved the creation of an Incentive Stock Plan. Its objectives are to encourage and facilitate ownership of company stock by those highly compensated employees for whom a personal commitment to long-term shareholder interests is most important. The practice of the Compensation Committee has been to grant stock options based upon the level of responsibility placed on each executive officer, the individual performance, and upon the potential of the executive to contribute to the future success of the company.

   In 1994, in order to reinforce accomplishment of its objectives of structuring compensation to retain and properly motivate executive officers, particularly over the next critical years, the Compensation Committee granted additional stock options. In September 1996, the committee decided to base all long-term incentive compensation solely upon restricted shares of Class B Common Stock of the company. As a result, no stock options were awarded to executive officers for 1997.

   In 1994, the Compensation Committee also created a second long-term incentive which takes into consideration the fact that superior executive officer performance in the important near term may not have a recognizable effect upon the price of the stock of the company even though it is critical to the long-term enhancement of value for shareholders. In this program incentives are based upon a combination of company performance and stock price performance.

   With the approval of the Board of Directors in March 1994, the Compensation Committee adopted the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan (the "LTICP") and approved awards under the LTICP. The Compensation Committee believed awards under the LTICPwould account for approximately two-thirds of the long-term compensation value which executive officers might earn during 1995 and the ensuing three years. Under the LTICP, the Compensation Committee awarded performance share units to participants. Whether a participant received payments with respect to awarded units depended upon the financial performance of the company over a three-year period. The number of units an executive might earn over such period will depend upon company performance under objective performance criteria including a return on equity. However, the value of each unit if earned would depend upon the price of the Class B Common Stock when earned. The LTICP met the objectives of the Compensation Committee because (i) the number of performance share units awarded was based upon financial performance while their value was tied to stock price; and (ii) annual awards under the LTICP would continue to focus executive officers on the important three-year performance cycle.

   In March 1994, the Compensation Committee made initial awards under the LTICP and established the framework for future awards in the next four fiscal years. Because of a delay of approximately one year in completing the LTICP, the Compensation Committee approved award sizes for each of the first two years that were 150% of the size of the remaining three years on the basis that doing so was appropriate in light of the challenges facing the company and its executive management.

   In September, 1996, the Compensation Committee determined, and the Board of Directors concurred, that the LTICP had fulfilled its purpose of management retention, but failed its purpose of incentive compensation.
   As a result, the LTICP was terminated. Performance share units previously awarded have been surrendered to the company by all affected executive officers because they were without value.

   Code Section 162(m)

   Section 162(m) of the Internal Revenue Code limits the company's income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000, subject to several exceptions. It is the policy of the Compensation Committee that the company should use its best efforts to cause any compensation paid to executives in excess of such dollar limit to qualify for such exceptions and, therefore, to continue to be deductible by the company. In particular, the Incentive Stock Plan is designed to permit awards which will continue to qualify for the Code's exception for "performance-based compensation" under aggressive financial performance by the company and optimistic stock price activity.

   Conclusion

   The Compensation Committee believes that these components of the executive compensation program provide compensation for executive officers that is competitive with that offered by corporations with which the company competes for retention of executive excellence. Further, and particularly with the recent changes to the incentive compensation component, the Compensation Committee believes executive management equity incentive is better aligned with interests of the shareholders and these incentives will motivate executives for the longer term challenges with which the company is faced.

                             COMPENSATION COMMITTEE

                          J. William Andersen, Chairman
                                Daniel T. Carroll
                               Stephen P. Mosling

   Compensation Committee Interlocks and Insider Participation

   During fiscal year 1996, the Compensation Committee consisted of J. William Andersen, Daniel T. Carroll and Stephen P. Mosling. During the fiscal year 1996, and continuing through 1999, the company incurred and will continue to incur rental expense of $128,400 per year under a lease between the company and Cadence Company, a partnership of which Stephen P. Mosling, and J. Peter Mosling, Jr., together with their four sisters, are equal partners. The lease relates to property and a building used by the company as a new product development center. The lease will expire on July 31, 1999.

   In addition, in consideration for their agreement on April 26, 1996, to convert their shares of Class A Common Stock into shares of Class B Common
   Stock on the earliest to occur of:   the death of the survivor of them;
   the legal incapacity of both of them under circumstances in which neither of them has the legal capacity and capability to vote a majority of the issued and outstanding shares of Class A Common Stock at that time, which thereafter continues for a period of time which includes the date of a regularly scheduled annual meeting of the shareholders and two hundred seventy days following such date, or the number of shares of Class A Common Stock which they own beneficially in their own names, or in the names of their trustees, guardians, custodians or other legal representatives, is less than 150,000, Messrs. Mosling each were paid $50,000.

   Performance Information

   Set forth below is a line graph comparing the yearly percentage change during the last five years in the company's cumulative total shareholder return on the Class B Common Stock with the cumulative total return of companies on the NASDAQ Market Index and companies in a peer group selected in good faith by the company. The comparison assumes that $100 was invested on September 30, 1991, in the company's Class B Common Stock, the stated index, and the peer group. Total return assumes reinvestment of dividends. The companies in the peer group comparison, as reported in prior years are: PACCAR Inc. and Navistar International Corp. The returns of each component company in the peer group have been weighted based on such company's relative market capitalization.

                               [PERFORMANCE GRAPH]


                      1991     1992     1993     1994      1995     1996
   Oshkosh Truck
    Corporation       $100.00  $71.92   $72.83   $90.99    $133.07  $101.61
   NASDAQ Market
    Index             $100.00  $98.34   $127.89  $135.34   $164.32  $191.84
   Peer Group         $100.00  $99.50   $116.42  $94.76    $100.53  $120.43

   Compensation of  Directors

   Each outside Director of the company (currently Messrs. Andersen, Carroll, Grebe, J.P. Mosling, Jr., and S. Mosling) is entitled to receive an annual retainer of $16,000 for service as a Director, plus $1,000 for each Board meeting attended, and a fee of $750 for each meeting attended of the audit, compensation, executive, strategic planning and nominating committees. The committee chairperson receives an additional $1,000 per year. In addition, each outside Director annually receive options to acquire 1,000 shares of Class B Common Stock.


                              CERTAIN TRANSACTIONS

   During fiscal year 1996, the company paid Mr. J. Peter Mosling, Jr., the sum of $10,000 for strategic consulting services. The Compensation Committee also extended the time for exercise of certain stock options held by Messrs. Mosling for twelve months, to February 10, 1997. In addition, in consideration for their agreement in connection with the Strategic Alliance with Freightliner Corporation to forego the right to sell any of their Class A Common Stock during the term of the Alliance except in exchange for shares of Class B Common, Stock, Messrs. Mosling each were paid $200,000.

   For additional information about certain transactions see Compensation Committee Interlocks, Insider Participation, and the discussion of Background and Purpose to the Proposal to Amend and Restate the Company's Restated Articles of Incorporation.


                   PROPOSAL TO AMEND AND RESTATE THE COMPANY'S
                        RESTATED ARTICLES OF INCORPORATION

   General. Article Third of the company's Articles of Incorporation as amended and restated (the "Existing Articles") currently authorizes the company to issue 21,000,000 shares of capital stock, 19,000,000 of which may be common stock, $.01 par value ("Common Stock"), and 2,000,000 of which may be preferred stock, $.01 par value ("Preferred Stock"). Of the authorized shares of Common Stock, 1,000,000 shares may be issued as Class A Common Stock ("Class A Common Stock") and 18,000,000 shares may be issued as Class B Common Stock ("Class B Common Stock"). As of December 18, 1996, 407,116 shares of Class A Common Stock were issued and outstanding, 8,239,856 shares of Class B Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. The Board of Directors of the company has proposed to amend and restate the Existing Articles to (a) express in the articles of incorporation the right of holders of Class A Common Stock to convert shares into Class B Common Stock on a share-for-share basis, at the option of the holder and pursuant to an exchange procedure the company establishes, which right such holders currently have pursuant to action by the Board of Directors of the company, (b) provide that all outstanding shares of Class A Common Stock will automatically be converted into Class B Common Stock on a share-for-share basis at such time as the number of issued and outstanding shares of Class A Common Stock beneficially owned by Messrs. J.P. Mosling, Jr., and S.P. Mosling decreases to less than 150,000, at which time the voting, dividend and liquidation rights of the Class B Common Stock would automatically be modified to eliminate features that were related to the company's existing two-class common stock structure, (c) redesignate Class B Common Stock as "Common Stock" on the effective date of the amendment and restatement of the Existing Articles, and (d) effect certain other changes described more fully below (the "Proposal"). A copy of Article Third of the Existing Articles, marked to show changes that the Proposal would effect if it is approved by the company's shareholders, is attached as Exhibit A to this Proxy Statement.

   The Board of Directors believes that the Proposal is in the best interests of the company and its shareholders and, as provided by the Wisconsin Business Corporation Law, has directed that the Proposal be submitted to a vote of the shareholders. Under Wisconsin law and the Existing Articles, the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock and at least a majority of the outstanding shares of Class B Common Stock, each voting as a separate class, is required for adoption of the Proposal.

   As of the record date for the annual meeting, Stephen P. Mosling ("S.P. Mosling") controlled the voting of 156,458 shares of Class A Common Stock, representing approximately 55.4% of the outstanding shares of Class A Common Stock, and 365,111 shares of Class B Common Stock, representing approximately 4.4% of the outstanding shares of Class B Common Stock. As of such record date, J. Peter Mosling, Jr. ("J.P. Mosling, Jr.") controlled the voting of 226,508 shares of Class A Common Stock, representing approximately 38.3% of the outstanding shares of Class A Common Stock, and 239,951 shares of Class B Common Stock, representing approximately 2.9% of the outstanding shares of Class B Common Stock. Under an agreement that S.P. Mosling and J.P. Mosling, Jr. entered into with the company that is discussed more fully below, S.P. Mosling and J.P. Mosling, Jr. are each obligated to vote all of their shares of Common Stock in favor of the Proposal. Accordingly, adoption of the Proposal by the holders of Class A Common Stock is assured. However, neither Messrs. S.P. Mosling and J.P. Mosling, Jr., nor all directors and officers of the company and their affiliates own in the aggregate a sufficient number of shares of Class B Common Stock to assure adoption of the Proposal by the holders of Class B Common Stock.

   Background and Purpose. The company's Board of Directors and shareholders took the initial action to approve a two-class common stock structure in 1956. In 1985, in anticipation of the initial public offering of Class B Common Stock to the public, the company's Board of Directors and shareholders approved certain changes to the two-class common stock structure to facilitate the initial public offering. As a result of transactions relating to the initial public offering, S.P. Mosling and J.P. Mosling, Jr. acquired increased voting control of the company by virtue of their beneficial ownership of shares of Class A Common Stock.

   In 1994, the company commenced preliminary discussions with Freightliner Corporation ("Freightliner") regarding potential strategic transactions, which negotiations culminated in June 1995 when a subsidiary of Freightliner acquired certain assets from the company that made up the company's motorhome, bus and van chassis business and the company and Freightliner entered into a strategic alliance (the "Freightliner Transactions"). The alliance included Freightliner's purchase of 350,000 shares of Class B Common Stock at $15.00 per share and Freightliner's purchase of warrants to acquire up to 1,250,000 shares of Class B Common Stock at $16.50 per share for a period of up to seven years at a warrant price of $3.35 per share. The alliance also provided for the transfer to the company of Freightliner's noncommercial defense business and products, gave the company access to the Freightliner distribution system for selling its specialty products, provided that the company would assemble several series of Freightliner specialty trucks and stated that the companies will join in developing new trucks and components.

   Throughout negotiations between the company and Freightliner, Freightliner expressed concern about the company's two-class common stock structure and the controlling interest of S.P. Mosling and J.P. Mosling, Jr. in the Class A Common Stock. In particular, Freightliner communicated that it was reluctant to invest in a relationship with the company if a third party could reap the rewards of that investment through the acquisition of the Class A Common Stock held by S.P. Mosling and J.P. Mosling, Jr. and without acquiring all of the outstanding Common Stock. Thus, Freightliner indicated to the company that it would not be willing to enter into the Freightliner Transactions or similar transactions unless it received satisfactory assurance that S.P. Mosling and J.P. Mosling, Jr. could not dispose of control of the company in a manner adverse to Freightliner.

   However, such assurance required commitments from S.P. Mosling and J.P. Mosling, Jr. in their capacities as shareholders of the company, and neither Freightliner nor the company could compel S.P. Mosling or J.P. Mosling, Jr. to take actions in their capacities as shareholders to facilitate the Freightliner Transactions. As a result, S.P. Mosling and J.P. Mosling, Jr. had the ability to choose not to make any commitments to Freightliner, thereby rendering the company unable to consummate the Freightliner Transactions.

   Because the Board of Directors of the company believed consummation of the Freightliner Transactions was in the best interests of the company and its shareholders, the company explored with S.P. Mosling and J.P. Mosling, Jr. whether and to what extent they would be willing to make commitments to Freightliner. Further, the Board of Directors believed the circumstances presented the opportunity to attempt to address long-term issues regarding succession to the voting control of the Class A Common Stock that S.P. Mosling and J.P. Mosling, Jr. hold. In the view of the Board of Directors, all shareholders of the company would benefit from any action to clarify the disposition, on a long term basis, of that control.

   In light of the above, the company entered into a letter agreement with S.P. Mosling and J.P. Mosling, Jr., dated as of June 2, 1995, pursuant to which S.P. Mosling and J.P. Mosling, Jr. agreed to execute the letter agreement with Freightliner described below, to take actions within their power to effect an amendment to the Existing Articles such as that set forth in the Proposal and to execute an agreement with the company confirming that, upon the death of the last survivor of them, or the earlier incapacity of either of them to vote their shares of Class A Common Stock beneficially owned by them will be converted into Class B Common Stock. The consequence of which this would be in a single class common stock structure for the company, assuming the Proposal is adopted. The latter agreement was executed by the Company and Messrs. Mosling on April 26, 1996 (the "1996 Agreement"). In return for all of such commitments, the company paid $250,000 to each of S.P. Mosling and J.P. Mosling, Jr.

   Under the letter agreement with Freightliner that the shareholders committed to execute (the "Freightliner Letter"), S.P. Mosling and J.P. Mosling, Jr. agreed that they would not transfer shares of Class A Common Stock unless they first surrender the shares to be transferred to the company to be exchanged on a share-for-share basis for shares of Class B Common Stock and that they will not transfer Class A Common Stock in any event if, following the transfer and related exchange, S.P. Mosling and J.P. Mosling, Jr. would not, in the aggregate, own a majority of the outstanding Class A Common Stock. The Freightliner Letter does allow S.P. Mosling and J.P. Mosling, Jr. to transfer shares of Class A Common Stock to family members and certain other limited "Permitted Transferees," in each case assuming the transferee takes shares subject to the restrictions of the Freightliner Letter. The Freightliner Letter allows S.P. Mosling and J.P. Mosling, Jr. to exchange shares of Class A Common Stock with R. Eugene Goodson, Chairman and Chief Executive Officer of the company, under a letter agreement among S.P. Mosling, J.P. Mosling, Jr. and Mr. Goodson, dated June 25, 1990 (the "Goodson Letter"). Under the terms of the Goodson Letter, Mr. Goodson may exchange shares of Class B Common Stock that he then owns for shares of Class A Common Stock that S.P. Mosling and J.P. Mosling, Jr. then own, up to such point as Mr. Goodson then owns one-third of the total of the shares of Class A Common Stock then owned by S.P. Mosling and J.P. Mosling, Jr. Any Class A Common Stock that Mr. Goodson receives in such an exchange would be subject to the restrictions of the Freightliner Letter. The restrictions set forth in the Freightliner Letter expire (i) upon termination of the alliance agreement with Freightliner entered into as part of the Freightliner Transactions if Freightliner has not theretofore exercised its warrants to acquire Class B Common Stock or (ii) at such time thereafter as Freightliner beneficially owns less than 5% of the outstanding shares of Class B Common Stock. In the Freightliner Letter, the company agreed to accept shares of Class A Common Stock in exchange for Shares of Class B Common Stock and also agreed to seek to obtain necessary approvals by the Board of Directors and shareholders of the company for the Proposal.

   In conjunction with the above, on June 2, 1995, the Board of Directors approved making an offer to holders of Class A Common Stock allowing the voluntary conversion of shares of Class A Common Stock on a share-for-share basis for shares of Class B Common Stock. Since the offer was formally made to holders of Class A Common Stock on June 20, 1995, holders of 40,412 shares of Class A Common Stock have voluntarily elected to convert their Class A Common Stock into shares of Class B Common Stock through November 20, 1996.

   The 1996 agreement between the company and Messrs. S.P. Mosling and J.P. Mosling, Jr., provides that, except to each other or trusts for their benefits, or pursuant to the exchange agreement with Mr. Goodson, they will not sell shares of Class A Common Stock except in conversion of such shares to shares of Class B Common Stock. In addition, they agreed that upon the event of the death of the survivor of them, or at the earlier time, if any, that neither of them has the legal capacity and capability to vote their shares of company stock, then they or their legal representatives and trustees, if any, shall act to effect complete elimination of Class A Common Stock, so that the company will have only one class of issued and outstanding stock.

   Because Mr. S.P. Mosling currently is the beneficial owner of 156,458 shares of Class A Common Stock, the company has determined that it is in the interests of the company and its shareholders that if, under any combination of circumstances, including conversions and redemptions, the number of shares of Class A Common Stock which remain issued and outstanding should fall below 150,000 shares, then the Articles of Incorporation should provide at that time for the mandatory exchange of all such outstanding shares for an equal number of shares of Class B Common Stock, which will be known, simply, as "common stock" without classification.

   The following is a summary of certain terms and the relative rights of the Class A Common Stock and the Class B Common Stock under the Existing
   Articles:

   Dividends. Dividends must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either. Whenever any dividends (other than dividends of company stock) are paid on the Common Stock, each share of Class B Common Stock is entitled to receive 115% of the dividend paid on each share of Class A common Stock, rounded up or down to the nearest $0.0025.

   Voting Rights. Holders of the Class B Common Stock have the right to elect or remove as a class 25% of the entire Board of Directors of the Company rounded to the nearest whole number of directors, but not less than one. Holders of Class B Common Stock are not entitled to vote on any other corporate matters, except as may be required by law in connection with certain significant actions such as certain mergers and amendments to the Existing Articles, and are entitled to one vote per share on all matters upon which they are entitled to vote. Holders of Class A Common Stock are entitled to elect the remaining directors (subject to any rights granted to any series of Preferred Stock) and are entitled to one vote per share for the election of directors and on all matters presented to the shareholders for vote.

   Liquidation Rights. Upon liquidation, dissolution or winding up of the company, and after distribution of any amounts due to holders of any outstanding shares of Preferred Stock, holders of Class B Common Stock are entitled to receive $7.50 per share (subject to adjustment in the event of stock splits, stock dividends or similar events involving shares of Class B Common Stock) before any payment or distribution to holders of Class A Common Stock. Thereafter holders of Class A Common Stock are entitled to receive $7.50 per share (subject to adjustments for stock splits, stock dividends or similar events involving shares of Class A Common Stock) before any further payment or distribution to holders of Class B Common Stock. Thereafter, holders of the Class A Common Stock and Class B Common Stock share on a pro rata basis and all payment or distributions upon liquidation, dissolution or winding up of the company.

   Effects of Proposal. In summary terms, adoption of the Proposal will have the following effects; this summary is qualified by the full text of the changes to the Existing Articles that would be under the Proposal, which is set forth on Exhibit A hereto and is incorporated herein by reference:

   (a) The company's articles of incorporation will formally reflect that holders of Class A Common Stock have the right to convert such stock into shares of Class B Common Stock at any time, but in this regard adoption of the Proposal will not increase the rights that holders of Class A Common Stock already have pursuant to the action of the Board of Directors described above and will not change the effects of such a conversion.

   (b) Adoption of the Proposal will render Section 180.1150 of the Wisconsin statutes inapplicable to the company so long as the company's two-class common stock structure remains in place. Section 180.1150 provides that certain holders of common stock of a corporation to which the statute applies have limited voting rights unless and until shareholders approve full voting rights of such shares. So long as the company has a two-class common stock structure, the Board of Directors believes that it is inappropriate for such statute to apply to the company.

   (c) If the Proposal is adopted, then at such time as the issued and outstanding shares of Class A Common Stock beneficially owned by Messrs. Mosling should become less than 150,000, whether pursuant to the 1996 agreement between the company and Messrs. Mosling, or otherwise, (the "Trigger Event"), all then outstanding shares of Class A Common Stock will automatically be converted into shares of Class B Common Stock. Until the occurrence of the Trigger Event, S.P. Mosling and J.P. Mosling, Jr. will continue to be entitled to exercise their voting control over the Class A Common Stock regardless of the number of shares of Class B Common Stock they beneficially own or that are outstanding. From and after the occurrence of a Trigger Event, the existing differences between rights attributable to share of Class A Common Stock relative to those attributable to a share of Class B Common Stock, with respect to dividends, entitlements upon liquidation of the company and voting rights, will be eliminated, and all shares of Common Stock will generally have the same rights with respect to voting, dividends and upon liquidation.

   (d) Upon the effective date of the Proposal, generally the company will not have authority to issue shares of Class A Common Stock without approval of the shareholders.

   (e) Upon the effective date of the Proposal, shares of Class B Common Stock will automatically be redesignated as "Common Stock." There will be no requirement to tender shares of Class B Common Stock to effect such redesignation.

   Under current federal income tax law, (i) a holder of Class A Common Stock will not recognize any gain or loss for federal income tax purposes upon the voluntary or mandatory exchange of shares of Class A Common Stock solely for shares of Class B Common stock, (ii) the tax basis of the Class B Common Stock received in the exchange will be the same as the tax basis of the Class A Common Stock surrendered in exchange for such stock and
   (iii) the holding period of the Class B Common Stock received in the exchange will include the holding period of the Class A Common Stock surrendered in exchange, provided that the share of Class A Common Stock were held as a capital asset by the holder at the time of the exchange. Holders of Class A Common Stock are urged to consult their own tax adviser as to the specific tax consequences to them of any such exchange.

   Board Position and Required Vote. The Board of Directors of the company recommends that holder of Class A Common Stock and Class B Common Stock vote FOR the Proposal. In the view of the Board of Directors, upon the occurrence of a Trigger Event, the two-class common stock structure set forth in the Existing Articles will no longer be beneficial to the company and its shareholders, and at such time it will be in the best long-term interests of the company's shareholders to have a single class common stock structure. For the proposal to be adopted, holders of a majority of the outstanding share of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock must vote for the Proposal. Abstentions and broker nonvotes will have the same effect as votes against the Proposal.


                        SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP as the independent auditors for the purpose of auditing the financial statements of the company for fiscal year 1997. Ernst & Young LLP has served as the company's auditors since 1976.

   Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                        BOARD OF DIRECTORS AND COMMITTEES

   The Board of Directors held meetings during fiscal 1996. With the exception of Mr. James Hebe, who recused himself from meetings at which discussion occurred on matters which presented conflicts of interest between the company and Freightliner Corporation, each incumbent Director during the last year attended at least 75% of the aggregate of the total meetings of the Board of Directors held while such person was a Director and the total meetings of the Committees of the Board on which he served. The company has appointed Executive, Compensation, Audit, Strategic Planning and Nominating Committees for Class A and Class B directors of the Board of Directors.

   The functions of the Executive Committee are to oversee corporate policy, to review management proposals and to make recommendations on those proposals to the Board of Directors and to exercise certain other executive powers. The committee, which held eight meetings during fiscal 1996, currently consists of Messrs. Goodson, J. Peter Mosling, Jr. and Stephen P. Mosling.

   The Compensation Committee recommends all officer salaries and supplemental compensation plans to the Board of Directors. The committee, which held two meetings during fiscal 1996, currently consists of Messrs. Andersen, Carroll and S.P. Mosling.

   The functions of the Audit Committee are to meet with the independent auditors of the company and with the Manager of Internal Audit of the company regarding the financial statements of the company, the adequacy of internal controls and procedures of the company as they relate to such statements, and adherence of employees to company controls, policies and procedures which effect such statements. The committee currently consists of Messrs. Andersen, Carroll and S.P. Mosling. The committee held five meetings during Fiscal 1996, including two meetings in executive session with representatives of Ernst & Young LLP and, separately, with the Manager of Internal Audit.

   The Strategic Planning Committee consults with the Chairman and CEO, and other executive officers on matters of long-term strategic planning. The committee was formed after conclusion of the Strategic Alliance with Freightliner Corporation, and currently consists of Messrs. Andersen, Goodson, and J.P. Mosling, Jr. The committee met three times during fiscal 1996.

   The Nominating Committees recommend individuals for nomination and appointment or election to the Board of Directors of the company. The committee for Class A Directors currently consists of Messrs. Bohn, Grebe and S.P. Mosling. It did not meet during fiscal year 1996. The committee for Class B Directors currently consists of Messrs. Carroll and Grebe and met once during fiscal year 1996.

                                  OTHER MATTERS

   At the Annual Meeting, shareholders will approve the minutes for the 1995 Annual Meeting; such action will not constitute approval or disapproval of any of the matters referred to in the minutes.

   Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter shall properly come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

   All shareholder proposals for presentation at the 1998 Annual Meeting must be received at the offices of the company, P.O. Box 2566, Oshkosh, Wisconsin 54903, by August 19, 1997, for inclusion in the 1998 proxy statement.

   Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers and directors to file reports of stock ownership and changes in stock ownership with the Securities and Exchange Commission. SEC regulations require officers and directors to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of such forms furnished to the company, the company believes that during the period from September 30, 1995, through September 28, 1996, all of its officers and directors complied with Section 16(a) filing requirements.

                              COST OF SOLICITATION

   The cost of soliciting proxies will be borne by the company. The company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock of the company.

                                        By order of the Board of Directors,


                                        TIMOTHY M. DEMPSEY, Secretary
                                        OSHKOSH TRUCK CORPORATION

     EDGAR only:  Additions are bracketed and deletions are between forward slashes.

                       [RESTATED] ARTICLES OF INCORPORATION

                                       OF

                            OSHKOSH TRUCK CORPORATION
   /As Amended and Restated/

             FIRST:  The name of the corporation is OSHKOSH TRUCK
   CORPORATION.

             SECOND: The purpose for which the corporation is organized is to engage in any lawful activity within the purposes of which corporations may be organized under Chapter 180 of the Wisconsin Statutes.

             THIRD: [As of December 18, 1996, the authorized, issued and outstanding common stock, one cent ($.01) par value, of the corporation consists of Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock"). Upon the effectiveness of these Restated Articles of Incorporation, each issued and outstanding share of Class B Common Stock shall immediately and automatically be redesignated without further act on anyone's part as a share of "Common Stock" ("Common Stock"), and stock certificates representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock.

        Until such time as no shares of Class A Common Stock are issued and outstanding, Sections AA through DD of this Third Article shall govern and be applicable. From and after such time as no shares of Class A Common Stock are issued and outstanding, Sections A through D of this Third Article shall govern and be applicable.

             At such time as Sections AA through DD of this Third Article shall no longer govern and apply, the appropriate officers of the corporation shall promptly (i) cause to be prepared and duly filed with the Wisconsin Secretary of State such documents as are necessary to restate these Amended and Restated Articles to eliminate Sections AA through DD of this Third Article and any other words, sentences, clauses or paragraphs contained in this Third Article providing for or relating to Class A Common Stock and/or the conversion of shares of Class A Common Stock into shares of Common Stock and (ii) cause to be prepared and sent to registered holders of Common Stock a notice to the effect that such action has been taken.

             A.   STOCK

             The total number of shares of stock which the corporation shall have the authority to issue is twenty-one million (21,000,000) shares itemized by classes as follows:

             1. Nineteen million (19,000,000) shares of common stock, one cent ($.01) par value, divided into the following classes: (a) one million (1,000,000) shares of Class A Common Stock (the "Class A Common Stock"); and (b) eighteen million (18,000,000) shares of Common Stock (the "Common Stock").

             2. Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the "Preferred Stock").

             B.   THE COMMON STOCK AND THE CLASS A COMMON STOCK

             1. The holders of Common Stock shall be entitled to receive dividends when and if declared by the Board of Directors out of any funds legally available for the payment of such dividends; provided, however, that if a share of Class A Common Stock shall be converted into Common Stock pursuant to Paragraph 10.f of Section BB of this Third Article subsequent to the record date for payment of a dividend or other distribution on shares of Class A Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable in the amount declared per share of Class A Common Stock on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof or the corporation's default in payment of the dividend or distribution due on such date.

             2. Each share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock; provided, however, that if shares of Class A Common Stock shall be converted into Common Stock pursuant to Paragraph 10.f of Section BB of this Third Article subsequent to the record date for the determination of shareholders entitled to vote at a meeting of shareholders or upon a matter otherwise presented for a shareholder vote, but prior to such meeting or vote, then the registered holder of each share of Class A Common Stock and Common Stock at the close of business on such record date shall be entitled to one vote for each such share at such meeting or for such vote on each matter presented for a vote by the holders of Class A Common Stock and/or Common Stock.

             3. In case of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall be entitled to receive on a pro rata basis the proceeds of any remaining assets of the corporation.

             4. No holders of shares of Common Stock shall have a preemptive right to acquire unissued shares of stock of the corporation or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.

             5. The rights of the Common Stock under this Section B of this Third Article of these Restated Articles of Incorporation are subject to the provisions of Section C below concerning the Preferred Stock.

             6. From and after such time as no shares of Class A Common Stock are issued and outstanding, the corporation shall not issue any shares of Class A Common Stock.

             C.   THE PREFERRED STOCK

             The Preferred Stock may be issued in series, and authority is vested in the Board of Directors, from time to time, to establish and designate series and to fix the variations in the powers, preferences, rights, qualifications, limitations or restrictions of any series of the Preferred Stock, but only with respect to:

             1. the dividend rate or rates and the preferences, if any, over any other class or series (or of any other class or series over such class or series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

             2. the price and terms and conditions on which shares may be redeemed;

             3. the amount payable upon shares in the event of voluntary or involuntary liquidation;

             4. sinking fund provisions for the redemption or purchase of shares;

             5. the terms and conditions on which shares may be converted into shares of any other class or series of the same or any other class of stock of the Corporation, if the shares of any series are issued with the privilege of conversion; and

             6.   voting rights, if any.

             Except as to the matters expressly set forth above, all series of the Preferred Stock shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters. All shares of any one series of the Preferred Stock shall be alike in every particular.

             D.   GENERAL

             1. Where approval by holders of shares of one or more classes of the Common Stock and/or the Preferred Stock is required under the laws of the State of Wisconsin to effect an amendment to these Restated Articles of Incorporation, a merger or consolidation, a sale of the corporation's assets, dissolution or otherwise, the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on such matter, in class votes where appropriate, shall be sufficient to approve the action.]

             /A/ [AA].  STOCK

             The total number of shares of stock which the corporation shall have the authority to issue is twenty-one million (21,000,000) shares itemized by classes as follows:

             1. Nineteen million (19,000,000) shares of common stock, one cent ($.01) par value, divided into the following classes: (a) one million (1,000,000) shares of Class A Common Stock (the "Class A Common Stock"); and (b) eighteen million (18,000,000) shares of /Class B/ Common Stock (the /Class B/ "Common Stock") (the Class A Common Stock and the /Class B/ Common Stock are hereinafter collectively referred to as the "Common /Stock/ [Shares]").

             2. Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the "Preferred Stock").

             /B/[BB].  THE COMMON /STOCK/ [SHARES]

             1. Whenever any Dividend shall be paid by the corporation on the Common /Stock/ [Shares], such Dividend shall be paid so that the Dividend per share for the Common Stock shall equal one hundred fifteen percent (115%) of the Dividend per share for the Class A Common Stock. As used herein, the term "Dividend" shall mean any dividend paid by the corporation in cash or other assets except a dividend payable solely in shares of any class of the capital stock of this corporation. In calculating the amount of any Dividend payable on the /Class B/ Common Stock, such Dividend shall be rounded to the closest one quarter of one cent ($.0025).

             2. The holders of /Class B/ Common Stock shall not be entitled to any vote on any matters except: (a) as may be required by law; and (b) that the /Class B/ Common Stock shall have one vote for each share for the election and removal of the Common Directors voting as a separate class.
   The "Common Directors" shall be that number of Directors which constitutes twenty five percent (25%) of the authorized number of members of the Board of Directors, including, for all purposes, the /Class B/ Common Directors and any Directors which are entitled to be elected by the holders of any Preferred Stock. If twenty five percent (25%) of the authorized number of Directors is not a whole number, then the number of /Class B/ Common Directors shall be rounded to the closest whole number of Directors, but not less than one (1). In determining the closest whole number, any number which includes a fraction equal to .5 shall be deemed to be the next highest whole number.

             3. The holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock on all matters except the election of /Class B/ Common Directors.

             4. In case of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of /Class B/ Common Stock shall be entitled to receive out of the assets of the corporation in money or money's worth the sum of Seven and 50/100 Dollars ($7.50) per share (the "First Common Payment"), subject to adjustment in the event of any subdivisions, combinations, stock splits or stock dividends involving shares of the /Class B/ Common Stock, before any of such assets shall be paid or distributed to holders of Class A Common Stock, and if the assets of the corporation shall be insufficient to pay the holders of all of the /Class B/ Common Stock then outstanding the entire First Common Payment, the holders of each outstanding share of the /Class B/ Common Stock shall share ratably in such assets in proportion to the amounts which would be payable with respect to /Class B/ Common
   Stock if the First Common Payment was paid in full.

             5. After payment in full of the First Common Payment, the holders of Class A Common Stock shall be entitled to receive out of the remaining assets of the corporation in money or money's worth the sum of Seven and 50/100 Dollars ($7.50) per share (the "Second Common Payment"), subject to adjustment in the event of any /sub divisions/ [subdivisions], combinations, stock splits or stock dividends involving shares of the Class A Common Stock, before any of such remaining assets shall be paid or distributed to holders of the /Class B/ Common Stock, and if the remaining assets of the corporation shall be insufficient to pay the holders of all of the Class A Common Stock then /out standing/ [outstanding] the entire Second Common Payment, the holders of each outstanding share of the Class A Common Stock shall share ratably in such assets in proportion to the amounts which would be payable with respect to Class A Common Stock if the Second Common Payment was paid in full.

             6. After payment in full of the First Common Payment and the Second Common Payment, any further payments on the liquidation, dissolution or winding up of the business of the corporation shall be on an equal basis as to all of the /shares of/ Common /Stock/ [Shares] then outstanding.

             7. Except as to the matters expressly set forth above, the Class A Common Stock and the /Class B/ Common Stock shall be identical in all respects.

             8. No holders of /shares of the/ Common /Stock/ [Shares] shall have a preemptive right to acquire unissued shares of stock of the corporation or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.

             9. The rights of the Common /Stock/ [Shares] under this Section /B/ [BB] of this Third Article of these Restated Articles of Incorporation are subject to the provisions [of Section CC] below concerning the Preferred Stock.

             /C/ [10. Shares of Class A Common Stock shall be convertible into shares of Common Stock as provided below:

                  a. Each share of Class A Common Stock may at any time or from time to time, at the option of the respective holder thereof, be converted into one (1) fully paid and nonassessable share of Common Stock. Such conversion right shall be exercised by the surrender of the certificate representing such share of Class A Common Stock to be converted to the corporation at any time during normal business hours at the principal executive offices of the corporation (to the attention of the Secretary of the corporation), or if an agent for the registration or transfer of shares of Class A Common Stock is then duly appointed and acting (said agent being referred to in this Article as the "Transfer Agent"), then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert, and (if so required by the corporation or the Transfer Agent) by instruments of transfer, in each case in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Paragraph 10.e. below.

                  b. As promptly as practicable after the surrender for conversion of a certificate representing shares of Class A Common Stock in the manner provided in Paragraph 10.a. above, and the payment to the corporation in cash of any amount required by the provisions of Paragraph 10.e., the corporation will deliver or cause to be delivered at the office of the Transfer Agent to, or, if no Transfer Agent has been appointed, upon the written order of, the holder of such certificate a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class A Common Stock, and all rights of the holder of such shares as such holder shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer records of the corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.

                  c. No adjustments in respect of dividends shall be made upon the conversion of any share of Class A Common Stock; provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class A Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable in the amount declared per share of Class A Common Stock on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof or the corporation's default in payment of the dividend or distribution due on such date.

                  d. The corporation will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class A Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the corporation.

                  e. The issuance of certificates for shares of Common Stock upon conversion of shares of Class A Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class A Common Stock to be converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

                  f. If at any time the number of outstanding shares of Class A Common Stock that the Moslings (as defined below) beneficially own (as defined below) is less than 150,000 shares, then the outstanding shares of Class A Common Stock shall be deemed without further act on anyone's part to be immediately and automatically converted into shares of Common Stock, and stock certificates formerly representing outstanding shares of Class A Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock. For purposes here, "Moslings" shall mean (a) Mr. J. Peter Mosling, Jr., (b) Stephen P. Mosling or
        (c) any trustee, guardian or custodian for, or any executor, administrator of other legal representative of the estate of J. Peter Mosling, Jr. and/or Stephen P. Mosling. For purposes hereof, a person shall be deemed to "beneficially own" shares of Class A Common Stock if such person, directly or indirectly, has or shares voting power that includes the power to vote, or to direct the voting of, such shares.

             11. From and after the effectiveness of these Restated Articles of Incorporation, the Board of Directors of the corporation may only issue shares of Class A Common Stock in the form of a dividend or other distribution payable solely in shares of Class A Common Stock on or split-up of the shares of Class A Common Stock and only to the then holders of the outstanding shares of Class A Common Stock in conjunction with and in the same ratio as a stock dividend or distribution on or split-up of the shares of Common Stock. Except as provided in this Paragraph 11, the corporation shall not issue additional shares of Class A Common Stock surrendered for conversion in accordance with Paragraph 10 shall be retired, unless otherwise approved by a vote of the holders of the outstanding shares of Class A Common Stock and Common Stock, each voting as a separate class.

             CC.]  THE PREFERRED STOCK

             The Preferred Stock may be issued in series, and authority is vested in the Board of Directors, from time to time, to establish and designate series and to fix the variations in the powers, preferences, rights, qualifications, limitations or restrictions of any series of the Preferred Stock, but only with respect to:

             1. the dividend rate or rates and the preferences, if any, over any other class or series (or of any other class or series over such class or series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

             2. the price and terms and conditions on which shares may be redeemed;

             3. the amount payable upon shares in the event of voluntary or involuntary liquidation;

             4. sinking fund provisions for the redemption or purchase of shares;

             5. the terms and conditions on which shares may be converted into shares of any other class or series of the same or any other class of stock of the /Corporation/ [corporation], if the shares of any series are issued with the privilege of conversion; and

             6.   voting rights, if any.

             Except as to the matters expressly set forth above, all series of the Preferred Stock shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters. All shares of any one series of the Preferred Stock shall be alike in every particular.

             /D/ [DD].  GENERAL

             1. The number of authorized shares of any class of the capital stock of the corporation may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the outstanding Class A Common Stock.

             2. Where approval by holders of shares of one or more classes of the Common /Stock/ [Shares] or the Preferred Stock is required under the laws of the State of Wisconsin to effect an amendment to these Restated Articles of Incorporation, a merger or consolidation, a sale of the corporation's assets, dissolution or otherwise, the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on such matter, in class votes where appropriate, shall be sufficient to approve the action.

             3. Section /180.69/ [180.1150] of the Wisconsin Business Corporation Law shall not apply to the corporation.

             FOURTH:   The address of the registered office is:

                       2307 Oregon Street
                       Oshkosh, Wisconsin  54901

             FIFTH:  The name of the registered agent at such address is:

                       /Robert E. Anderson/ [Timothy M. Dempsey]

             SIXTH: The number of directors constituting the Board of Directors shall be such number as is fixed from time to time by the By-Laws.

             SEVENTH: These Restated Articles of Incorporation supersede and take the place of the heretofore existing Articles of Incorporation and Amendments thereto.

             EIGHTH: These articles may be amended in the manner authorized by law at the time of amendment.

   CLASS A COMMON STOCK
                                      PROXY
                            OSHKOSH TRUCK CORPORATION
               Revocable Proxy for Annual Meeting of Shareholders
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           I hereby appoint R. Eugene Goodson and Timothy M. Dempsey, and each of them, each with full power to act without the other, and, each with full power of substitution, as my proxy to vote all shares of Class A Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, WI at 10:00 o'clock in the forenoon on February 3, 1997, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1.  ELECTION OF DIRECTORS

    FOR all nominees listed            WITHHOLD AUTHORITY
    below (except as marked            to vote for any nominees listed
    to the contrary                    below [_]
    below) [_]

             R. Eugene Goodson, Robert G. Bohn, Stephen P. Mosling,
                    J. Peter Mosling, Jr., J. William Andersen

     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM
   1.


   2. AMENDMENT AND RESTATEMENT OF THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY

               FOR  [_]                WITHHOLD AUTHORITY  [_]

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT AND RESTATEMENT OF THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY.

   3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (Continued and to be signed on reverse side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

   IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

                                 I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.


                                 Dated __________________________, 19_____


                                 Signed __________________________________

                                 ___________________________________

                                 Note:  Please sign name exactly as it
                                 appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

   PLEASE MAIL IN ENVELOPE ENCLOSED - NO POSTAGE REQUIRED.

   CLASS B COMMON STOCK
                                      PROXY
                            OSHKOSH TRUCK CORPORATION
               Revocable Proxy for Annual Meeting of Shareholders
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           I hereby appoint R. Eugene Goodson and Timothy M. Dempsey, and each of them, each with full power to act without the other, and, each with full power of substitution, as my proxy to vote all shares of Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, WI at 10:00 o'clock in the forenoon on Monday, February 3, 1997, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1.  ELECTION OF DIRECTORS

    FOR all nominees listed below      WITHHOLD AUTHORITY
    (except as marked to the           to vote for any nominees
    contrary below) [_]                listed below [_]

                       Daniel T. Carroll, Michael W. Grebe

     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM
   1.



   2. AMENDMENT AND RESTATEMENT OF THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY

              FOR  [_]                 WITHHOLD AUTHORITY  [_]

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT AND RESTATEMENT OF THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY.


   3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                  (Continued and to be signed on reverse side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

   IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

                                 I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.


                                 Dated __________________________, 19_____


                                 Signed __________________________________

                                 ___________________________________

                                 Note:  Please sign name exactly as it
                                 appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

   PLEASE MAIL IN ENVELOPE ENCLOSED - NO POSTAGE REQUIRED.